EXHIBIT 99.1

June 24, 2019

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2019 AND PLANS FOR DEVELOPMENT OF PROPERTIES

MIDLAND, TX – 06/24/2019 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2019.

The Company reported a net loss of $12,946 or ($0.01) per diluted share, for fiscal year 2019, an improvement from a net loss of $321,489, or ($0.16) per diluted share, for fiscal 2018.

Operating revenues in fiscal 2019 were $2,686,873, a decrease of 0.7% when compared to fiscal 2018 operating revenues of $2,705,235. This is the result of a 6% increase in oil prices and a 2% increase in oil production offset by a 9% decrease in natural gas prices and a 7% decrease in natural gas production.

The Company’s estimated present value of proved reserves at March 31, 2019 was approximately $22 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2019 decreased 13% to 1.040 million barrels of oil and natural gas liquids, and natural gas reserves decreased 2% to 5.381 billion cubic feet over the prior fiscal year. This reduction in reserves was primarily the result of the restructuring of our plans for development of our operated property in Ector County, Texas in response to market conditions partially offset by pricing and successful development in the Delaware and Midland Basins. For fiscal 2019, oil constituted approximately 54% of the Company’s total proved reserves and approximately 73% of the Company’s revenues.

Approximately 27% of the fiscal 2019 revenues were produced from royalties free of expense to Mexco.

In addition to 113 gross wells (.08 net wells) drilled by other operators on Mexco’s royalty interests, the Company participated in the drilling and completion of 48 wells consisting of 43 horizontal wells and 5 vertical wells at a cost of approximately $900,000 for the fiscal year ending March 31, 2019. Of these horizontal wells, 36 are in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico and 7 are in Grady County, Oklahoma. The operators of these wells include Apache Corporation, Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, Pioneer Natural Resources Company, XTO Energy, Inc. and others.

In addition to an indeterminate number of wells to be drilled by other operators on Mexco’s royalty interests, the Company currently plans to participate in the drilling and completion of approximately 50 horizontal wells, at an estimated aggregate cost of approximately $1,400,000 for the fiscal year ended March 31, 2020, of which approximately $300,000 has been expended to date.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2019. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.